EXHIBIT (5)(a)

      POLICY FORM--ASSET ALLOCATION LIFE

FLEXIBLE PREMIUM VARIABLE
                              LIFE INSURANCE POLICY



                  * Life insurance proceeds payable at the insured's death prior to the maturity date.

                  *       Adjustable death benefit

                  * Flexible premiums payable for the insured's life until maturity date

                  *       Some benefits reflect investment results

                  *       No dividends


LIFE OF           To the Policyowner:
VIRGINIA          Please read your policy carefully. This policy is a legal
                  contract between you and the company. You, the owner, have rights and benefits described in this policy. We will pay the cash value, if any, to you on the maturity date if the insured is living on that date. The insured is named below. The beneficiary is as named in the attached application, unless later changed. We will pay the life insurance proceeds on this policy when we receive due proof that the insured died while this policy was in effect.

                  This is a Flexible Premium Variable Life Insurance Policy. We will allocate net premiums to the Separate Account named in the policy data pages.

                  THIS POLICY'S CASH VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT, AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. THE AMOUNT OF DEATH BENEFIT OR THE DURATION OF THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED ON PAGES 6, 7, AND 8. THE MAXIMUM LOAN VALUE IS NINETY PERCENT OF THE CASH VALUE ON THE DATE OF THE LOAN, LESS ANY SURRENDER CHARGE.

                  Refund Privilege. You may return this policy to our home office or to our agency within 10 days after its delivery for a refund. If authorized by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Separate Account adjusted by investment gains and losses. Otherwise the amount of the refund will equal the gross premiums paid.

                   For The Life Insurance Company of Virginia


                   SECRETARY              PRESIDENT



                   THE LIFE INSURANCE
                   COMPANY OF VIRGINIA

                   6610 West Broad Street
                          Richmond, Virginia 23230


FORM P1097A  1/87


POLICY DATA

                                         SCHEDULE OF PREMIUMS
SCHEDULE OF BENEFITS                     AMOUNT            PAYABLE FOR
                                         $5,000.00         1 PAYMENT
LIFE INSURANCE





INITIAL PREMIUM DUE:                $5,000.00
ADDITIONAL PREMIUM PAYMENTS MAY BE MADE.  SEE POLICY PROVISION ON PAGE 7.


CHARGES:
     PREMIUM TAX RECOVERY CHARGE:        .20% ANNUALLY (.0167% MONTHLY)
     DISTRIBUTION EXPENSE CHARGE         .30% ANNUALLY (.0250% MONTHLY)
     MORTALITY AND EXPENSE RISK CHARGE:   90% ANNUALLY (.0024769% DAILY)
     ADMINISTRATION CHARGE:              .40% ANNUALLY (.0010981% DAILY)
     TRANSFER CHARGE:                    $10.00

MAXIMUM POLICY LOAN INTEREST RATE:       6.00% PER ANNUM PAYABLE IN ARREARS


NOTE: IT IS POSSIBLE THAT COVERAGE WILL EXPIRE PRIOR TO THE MATURITY DATE SHOWN WHERE EITHER NO PREMIUMS ARE PAID FOLLOWING PAYMENT OF THE INITIAL PREMIUM OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE TO SUCH DATE.




   OWNER        THE INSURED

   INSURED      JOHN DOE                                  MALE 35     AGE NEAREST BIRTHDAY
POLICY NUMBER   T00000002                                STANDARD     RATING CLASS
POLICY DATE  APRIL 1, 1992      APRIL 1, 2052        MATURITY DATE

                           MONTHLY ANNIVERSARY DAY 1
                 PLAN FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE
                       $31,512 INSURED'S SPECIFIED AMOUNT




POLICY NUMBER:    T00000002

SEPARATE ACCOUNT III

INVESTMENT SUBDIVISIONS   ARE INVESTED IN

                                   FIDELITY VARIABLE INSURANCE PRODUCTS FUND
FID MONEY MARKET                   MONEY MARKET PORTFOLIO
FID HIGH INCOME                          HIGH INCOME PORTFOLIO
FID EQUITY-INCOME                  EQUITY-INCOME PORTFOLIO
FID GROWTH                         GROWTH PORTFOLIO
FID OVERSEAS                       OVERSEAS PORTFOLIO

FID ASSET MANAGER                  FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
                                         ASSET MANAGER PORTFOLIO

                                   LIFE OF VIRGINIA SERIES FUND, INC.
LOV MONEY MARKET                   MONEY MARKET PORTFOLIO
LOV BOND                                 BOND PORTFOLIO
LOV COMMON STOCK                   COMMON STOCK PORTFOLIO
LOV TOTAL RETURN                   TOTAL RETURN PORTFOLIO

                                   NEUBERGER & BERMAN
N&B BALANCED                       ADVISERS MANAGEMENT TRUST
                                         BALANCED PORTFOLIO

                                   OPPENHEIMER VARIABLE ACCOUNT FUNDS
OPP MONEY                                OPPENHEIMER MONEY FUND
OFF HIGH INCOME                          OPPENHEIMER HIGH INCOME FUND
OPP BOND                                 OPPENHEIMER BOND FUND
OPP CAP APPRECIATION                     OPPENHEIMER CAPITAL APPRECIATION FUND
OPP GROWTH                               OPPENHEIMER GROWTH FUND
OPP MULTI STRATEGIES                     OPPENHEIMER MULTIPLE STRATEGIES FUND



YOU MAY ALLOCATE YOUR CASH VALUE TO AS MANY AS SEVEN INVESTMENT SUBDIVISIONS.

CONSULT YOUR PROSPECTUS FOR INVESTMENT DETAILS.

POLICY NUMBER:    T000000002

                                                       TABLE OF MAXIMUM PREMIUMS


POLICY YEAR         MAXIMUM          POLICY             MAXIMUM
                    PREMIUM           YEAR              PREMIUM

    1              5,000.00            31              13,302.10
    2              5,000.00            32              13,731.20
    3              5,000.00            33              14,160.30
    4              5,000.00            34              14,589.40
    5              5,000.00            35              15,018.50
    6              5,000.00            36              15,447.60
    7              5,000.00            37              15,876.70
    8              5,000.00            38              16,305.80
    9              5,000.00            39              16,734.90
   10              5,000.00            40              17,164.00
   11              5,000.00            41              17,593.10
   12              5,149.20            42              18,022.20
   13              5,578.30            43              18,451.30
   14              6,007.40            44              18,880.40
   15              6,436.50            45              19,309.50
   16              6,865.60            46              19,738.60
   17              7,294.70            47              20,167.70
   18              7,723.80            48              20,596.80
   19              8,152.90            49              21,025.90
   20              8,582.00            50              21,455.00
   21              9,011.10            51              21,884.10
   22              9,440.20            52              22,313.20
   23              9,869.30            53              22,742.30
   24             10,298.40            54              23,171.40
   25             10,727.50            55              23,600.50
   26             11,156.60            56              24,029.60
   27             11,585.70            57              24,458.70
   28             12,014.80            58              24,887.80
   29             12,443.90            59              25,316.90
   30             12,873.00            60              25,746.00



POLICY NUMBER:    T00000002

                  TABLE OF GUARANTEED MAXIMUM INSURANCE RATES

                                   PER $1,000


AGE                                    LIFE MONTHLY
                                           RATE

35                                       .176030
36                                       .186890
37                                       .200260
38                                       .215300
39                                       .232850

40                                       .252080
41                                       .274660
42                                       .297240
43                                       .323180
44                                       .349960

45                                       .380100
46                                       .411100
47                                       .444620
48                                       .479830
49                                       .519250

50                                       .561210
51                                       .610750
52                                       .666210
53                                       .729280
54                                       .800820

55                                       .877480
56                                       .960980
57                                      1.047940
58                                      1.140920
59                                      1.240780

60                                      1.351800
61                                      1.475730
62                                      1.616010
63                                      1.775320
64                                      1.952900


POLICY NUMBER:   000000000

             TABLE OF GUARANTEED MAXIMUM INSURANCE RATES CONTINUED

                                   PER $1,000



AGE                                    LIFE MONTHLY
                                           RATE



65                                      2.148030
66                                      2.356540
67                                      2.579400
68                                      2.816730
69                                      3.074750

70                                      3.364960
71                                      3.695600
72                                      4.076840
73                                      4.516510
74                                      5.008480

75                                      5.543880
76                                      6.113680
77                                      6.710420
78                                      7.329210
79                                      7.987160

80                                      8.710420
81                                      9.520560
82                                     10.446960
83                                     11.504340
84                                     12.672430

85                                     13.929080
86                                     15.250940
87                                     16.628600
88                                     18.058300
89                                     19.546740

90                                     21.114250
91                                     22.795180
92                                     24.656800
93                                     26.820480
94                                     29.667820


POLICY NUMBER:    T00000002

                           TABLE OF SURRENDER CHARGES


                YEARS                SURRENDER CHARGE PERCENTAGE *


                  1                                  6
                  2                                  6
                  3                                  6
                  4                                  6
                  5                                  5
                  6                                  4
                  7                                  3
                  8                                  2
                  9                                  1
          YEARS 10 AND LATER                         0


* THE TOTAL OF ALL DISTRIBUTION EXPENSE CHARGES ASSOCIATED WITH A PREMIUM WILL NOT EXCEED 9.0% OF THAT PREMIUM. ADDITIONALLY THE SURRENDER CHARGE ASSOCIATED WITH A PREMIUM WILL BE THE LESSER OF (A) AND (B), WHERE:

         (A) IS THE SURRENDER CHARGE ASSOCIATED WITH A PREMIUM AS DEFINED IN THE SURRENDER CHARGE PROVISION, AND

         (B) IS THE EXCESS OF 9% OF THAT PREMIUM OVER THE TOTAL OF ALL DISTRIBUTION EXPENSE CHARGES ASSOCIATED WITH A PREMIUM.



                TABLE OF CONTENTS


Policy Data....................................................................3
Table of Guaranteed Maximum Insurance Rates....................................4
Introduction...................................................................5
The Owner and the Beneficiary..................................................6
Premium Payments...............................................................7
Death Benefit..................................................................8
Cash Value Benefits............................................................9
Loan Benefits.................................................................10
Separate Account..............................................................10
Optional Payment Plans........................................................13
General Information...........................................................15

A copy of the application and any riders and endorsements follow page 16.


                  WORD INDEX

Allocation                   7     Optional Payment Plans         13
Annual Statement            16     Owner                           6
Beneficiary                  6     Ownership Change                6
Beneficiary Change           6     Policy as Collateral            6
Cash Value                   9     Policy Debt                    10
Contesting the Policy       15     Policy Loan                    10
Cost of Insurance            9     Premiums                        7
Death Benefit                8     Reinstatement                   7
Grace Period                 7     Separate Account               10
Investment Subdivisions     11     Suicide                        15
Loan Interest               10     Surrender                      10
Misstatement of Age
  or Sex                    15     Surrender Value............... 10
Monthly Deduction            9     Transfers..................... 12
Notices                     16     Unit Value.................... 12


INTRODUCTION

This is a flexible premium variable life insurance policy. In return for the initial premium and the insurance application, we provide certain benefits. Additional premiums may be paid subject to the Additional Premium Payment provision in the policy.

The policy provides a death benefit. The death benefit can be paid in a lump sum or under an Optional Payment Plan.

During the insured's life, the policy has a cash value benefit. This cash value, less any outstanding policy debt, is in our Separate Account, which is described on page 11 of this policy. This cash value is the basis for certain benefits you can use before the insured's death.

We can provide you with a projection of illustrative future life insurance and cash value proceeds. To receive the projection, send a written request to our home office. The projection will assume amounts of insurance and other assumptions specified by you or by us.

The Policy and Its Parts

Policy means this policy with the attached application. We will not use any statement in the application to deny a claim unless a copy of the application was attached to this policy at the time of issue.

The policy is a legal contract. It is the entire contract between you and us. An agent cannot change this contract. Any change to it must be in writing and approved by us. Only our President or one of our Vice-Presidents can give our approval. READ YOUR POLICY CAREFULLY.

Dates Used in the Policy

The policy goes into effect on the policy date. Policy years and anniversaries for the original Specified Amount and the initial premium are measured from this date. Years for the increases in Specified Amount are measured from the effective date of the increase. Years for determining charges related to additional premiums are measured from the first monthly anniversary day coincident with or following receipt of additional premium.

The maturity date is the date we pay any cash value, less outstanding policy debt, if the insured is living. This date is as shown in the policy data pages. You may request that we pay the cash value in a lump sum, or under an Optional Payment Plan.

Age

Age on the policy date or on a policy anniversary means the insured's age on his or her nearest birthday.

Attained age means the insured's age on the policy date plus the number of years since the policy date.

When This Policy Will Terminate

All coverage under this policy will terminate when:

         * you request that coverage terminate and you return this policy;

         * the insured dies;

         * this policy matures; or

         * the grace period ends without sufficient premium being paid.

THE OWNER AND THE BENEFICIARY

The Owner

You have rights in the policy during the insured's lifetime. The policy names you or someone else as the insured. If you are not the insured, you should name a contingent owner who will become the owner if you die before the insured. If you die before the insured and there is no contingent owner, ownership passes to your estate. Unless a payment plan is chosen, the proceeds payable on surrender will be paid to you in a lump sum.

The Beneficiary

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the insured's death will be paid in a lump sum to the primary beneficiary. If no beneficiary survives the insured, the proceeds will be paid to you or your estate.

You may name more than one primary or contingent beneficiary. If you do, the proceeds will be paid in equal shares to the survivors in the appropriate beneficiary class, unless you have requested otherwise.

Changing the Owner or Beneficiary

During the insured's life, you can change the owner. You can also change the beneficiary during the insured's life if you reserve this right.

How to Change the Owner or Beneficiary. To make a change, send a written request to our home office. The request and the change must be in a form satisfactory to us and must be received by us. The change will take effect as of the date you sign the request. The change will be subject to any payment we make before we record the change.

Using the Policy as Collateral for a Loan

This policy can be assigned as collateral security. We must be notified in writing if you assign the policy. Any payment we make before we record the assignment at our home office will not be affected. We are not responsible for the validity of an assignment. Your rights and the rights of a beneficiary may be affected by an assignment.

PREMIUM PAYMENTS

The initial premium is due on or before the policy date.

Additional Premium Payments

If there is no outstanding policy debt, you may make additional premium payments. If there is outstanding policy debt, any payment you make will be used for repaying policy debt. You may make additional premium payments of the payment:

         * is at least $250.00 and in addition to the total of all premiums previously paid does not exceed the Maximum Premiums shown in the data pages; or
         * is required for an increase in Specified Amount; or
         * is required as described in the grace period provision to prevent termination.

The portion of the cash value in the Separate Account at issue is 1. Whenever an additional premium is paid, we redetermine this portion. The new portion will be
(a) minus (b), multiplied by (c), where:

         (a) is 1;
         (b) is the portion for the additional premium causing the redetermination; and
         (c) is the current portion associated with the premium.

If you pay an additional premium the portion of the cash value in the Separate Account representing the additional premium will be determined on the date the premium is received. This portion is (a) divided by (b), where:

         (a) is the additional premium, and
         (b) is the total cash value including the additional premium.

Whenever an additional premium is paid, we will redetermine all portions associated with prior additional premiums in the same manner as described above for the portion associated with the initial premium.

When and Where to Pay Premiums

Each premium is payable in advance. Pay each premium to our home office.

Allocation of Premiums

You may allocate premiums to one or more Investment Subdivisions of the Separate Account. The portion of each premium allocated to any particular Investment Subdivision must be at least 10%.

We will allocate the initial premium to the LOV Money Market Investment Subdivision. Upon receipt to our home office in a form satisfactory to us, signed by the policyowner, indicating that the policyowner has received and accepted the policy, the cash value in that Investment Subdivision will be transferred to the other Investment Subdivisions of the Separate Account in accordance with the premium allocation percentages. For any premium received after we receive the signed form the premium will be allocated in accordance with the written instructions of the policyowner. You may change the allocation of alter premiums at any time, without charge, simply by sending written notice to us at our home office. The allocation will apply to premiums received after we record the change. The Refund Privilege is described on the policy cover.

Grace Period

If the surrender value on a monthly anniversary day is insufficient to cover the monthly deduction due on that monthly anniversary day, we will allow a 61-day grace period for payment of a premium sufficient to cover the monthly deduction. This grace period will begin on the day we mail notice of the sufficient premium. We will mail notice to you and any assignee of record in our home office. If such premium is not paid by the end of the grace period, the policy will terminate without value. The monthly deduction is described in the Cash Value Benefits section. Coverage continues during the grace period. If the insured dies during the grace period, the proceeds will be reduced by any overdue monthly deductions.

How the Policy Can Be Reinstated

During the insured's life, this policy can be reinstated if it terminated because a grace period ended without sufficient premium being paid. Any reinstatement must be done within three years from the end of the grace period. We will not reinstate this policy if it has been surrendered for payment of its surrender value. To reinstate, send evidence satisfactory to us that the insured is insurable. The policy will be reinstated on the date we approve the reinstatement. You will also have to pay a premium sufficient to cover the monthly deductions for the next two policy months. We may accept a premium larger than this amount. Any policy debt which existed at the end of the grace period will be reinstated if it is not paid.

Death Benefit

How We Determine the Death Benefit

The death benefit is based on the Specified Amount shown in the policy data pages.

The death benefit will be the greater of:

         * the Specified Amount; or
         * the cash value on the date of death, multiplied by the corridor percentage.

The corridor percentage depends on the attained age of the insured on the date of death.


Attained       Corridor
Age          Percentage      Age                 Percentage
---          ----------      ---                 ----------


40 or                         50         185%    61       128%      72
                 111%
younger          250%         51         178     62       126       73
                 109
41               243          52         171     63       124       74
                 107
42               236          53         164     64       122       75
                 105
43               229          54         157     65       120      through
44               222          55         150     66       119       90
45               215          56         146     67       118       91
                 104
46               209          57         142     68       117       92
                 103
47               203          58         138     69       116       93
                 102
48               197          59         134     70       115       94
                 101
49               191          60         130     71       113



The death benefit may be limited if the insured commits suicide. This limitation is described in the suicide provision.

Proceeds

Proceeds means the amount payable on surrender or on the death of the insured.

If the policy is surrendered, the proceeds will be the surrender value. The proceeds payable on the death of the insured will be the death benefit less any policy debt.

Actual Amount of Proceeds. The actual amount of proceeds will be depend on:

           * the death benefit as determined above;
           * the use of the cash value during the insured's life;
           * any increase in the Specified Amount;
           * the insured's suicide during the first two policy years; and
           * a misstatement of the insured's age or sex.

Interest on Proceeds. Any proceeds that are paid in one lump sum will include interest from the date of death to the date of payment. Interest will be paid at a rate set by us, or by law if greater. Interest will not be paid beyond one year or any longer time set by law.

Increasing the Specified Amount

You may apply for an increase after the first anniversary. To apply for an increase you must submit an application. The minimum increase in specified amount allowed is one which requires a $1,000.00 additional premium payment. You will have to submit evidence satisfactory to us that the insured is insurable. After an increase is approved, we will require an additional premium payment. The increase will become effective on the date we receive the required payment. This date will be shown in a supplemental policy data page.

CASH VALUE BENEFITS

The cash value of the policy is equal to:

           (a) the cash value allocated to the Investment Subdivisions of the Separate Account; plus
           (b) the cash value held in the general account to secure a policy debt.

On the later of the policy date or the date the initial premium is received, the cash value in each Investment Subdivision is the portion of the initial premium which has been paid and allocated to that Investment Subdivision, less the portion of any due and unpaid monthly deductions allocated to the cash value in that Investment Subdivision, plus the policy's share of investment gains and losses in that Investment Subdivision. At the end of each valuation period after such date, the cash value allocated to each Investment Subdivision of the Separate Account is (a) plus (b) plus (c) minus (d), where;

           (a) is the cash value allocated to the Investment Subdivision at the end of the preceding valuation period, multiplied by the Investment Subdivision's Net Investment Factor for the current period;
           (b) is premium payments received during the current valuation period that have been allocated to the Investment Subdivision.
           (c) is any other amounts transferred into the Investment Subdivision during the current valuation period;
           (d) is cash value transferred out of the Investment Subdivision during the current valuation period.

In addition, whenever a valuation period includes the monthly anniversary day, the cash value at the end of such period is reduced by the monthly deduction allocated to the cash value in the Investment Subdivision for that monthly anniversary day.

Monthly Deduction

The monthly deduction is a charge made each policy month against the cash value allocated to the

Separate Account. There will be charges for the first ten years following a premium payment for premium tax recovery and distribution expenses. The annual rate for these charge is shown on the policy data pages. The charges will be (a) multiplied by (b) multiplied by (c), where:

           (a) is the monthly rate for the charges; and
           (b) is the total of all portions associated with premiums paid in the last ten years; and
           (c) is the cash value allocated to the Separate Account prior to taking the monthly deduction.

The monthly deduction will also include a charge for the cost of insurance. The monthly deduction for a policy month will be allocated among the Investment Subdivisions of the Separate Account in the same proportion that the policy's cash value in each Investment Subdivision bears to the total cash value in all Investment subdivisions at the beginning of the policy month. Other allocation methods may be available upon request.

Cost of Insurance

The guaranteed maximum charge is calculated on each monthly anniversary day. First, we divide the death benefit by 1.0032737, and then subtract the cash value. We divide the result by 1000 and multiply that result by the applicable Cost of Insurance Rate shown in the Table of Guaranteed Maximum Insurance Rates.

Cost of Insurance Charge. The monthly charge is based on the insured's sex, attained age, policy duration and risk class. The charge is determined by us according to our expectations of future experience. We can change the charges from time to time, but they will be more than the guaranteed maximum charge. A change in charges will apply to all persons of the same age, sex and risk class and whose policies have been in effect for the same length of time.

Insufficient Surrender Value

On a monthly anniversary day, if the surrender value is not enough to cover the monthly deduction for that monthly anniversary day, the Grace Period provision will apply.

Surrender

You can surrender this policy by sending a written request and the policy to our home office. The surrender must take place during the insured's life.

Amount Payable on Surrender. The amount payable on surrender of this policy is the cash value on the date we receive your request for surrender in our home office, less any policy debt and less any surrender charge. The Amount payable is the Surrender Value.

Surrender Charge

The amount of the surrender charge will be the applicable percentage of the initial premium and any additional premiums as shown in the Table of Surrender Charges on the policy data pages. The applicable percentage for each premium is found next to the years representing the number of full and partially complete years since the premium payment.

Postponement of Payments

We will usually pay any amounts payable as a result of surrender, or policy loans within seven days after we receive written request in our home office, in a form satisfactory to us. We will usually pay any proceeds within seven days after we receive due proof of death. Payment of any amount payable on surrender, policy loan or death benefit may be postponed whenever:

           * the New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

           * the Securities and Exchange Commission by order permits postponement for the protection of policyowners; or
           * an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of net assets of the Separate Account.

We have the right to defer payment which is derived from any amount recently paid to us by check or draft, until we are satisfied the check or draft has been paid by the bank on which it is drawn.

LOAN BENEFITS

This policy has Loan Benefits that are described below. The amount of outstanding loans plus accrued interest is called policy debt. Any outstanding policy debt will be deducted from proceeds payable at the insured's death, or on surrender.

Making a Policy Loan

After the first policy anniversary, you may obtain a policy loan from us. This policy is the only security required. The minimum loan amount is $500. The maximum loan amount is 90% of the cash value on the date of the loan, less any surrender charge. The available loan amount is the maximum loan amount less any outstanding policy debt.

Loan Interest

The loan interest rate is shown on the policy data pages.

Interest accrues daily. It is due and payable on each policy anniversary. Any interest not paid when due will be treated as a new policy loan.

When a policy loan is made, an amount cash value sufficient to secure the loan is transferred out of the Separate Account and into our general account. You may tell us how to allocate that cash value among the Investment Subdivisions of the Separate Account. If you do not, that cash value will be allocated among the Investment Subdivisions in the same proportion that the policy's cash value n each Investment Subdivision bears to the total cash value in all Investment Subdivisions on the date we make the loan. An amount of cash value equal to any loan interest will also be transferred if the interest is not paid when due.

We will credit interest at an annual rate of not less than 4% for the policy debt. On each anniversary day, the interest earned since the preceding anniversary day will be transferred to the Separate Account. Unless you tell us otherwise, this interest will be allocated to the Investment Subdivisions in the same manner as loans as deducted.

If the policy debt exceeds the cash value less any surrender charge, you must pay the excess. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, the policy will terminate without value. We will send the notice to you and to any assignee of record at our home office.

Any loan transaction will permanently affect the values of this policy.

Repaying Policy Debt

You can repay policy debt in part or in full any time during the insured's life while this policy is in effect. when a loan repayment is made, cash value in the general account related to that repayment will be transferred into the Separate Account. You may tell us how to allocate this cash value among each Investment Subdivision of the Separate Account. If you do not, we will allocate that amount among the Investment Subdivisions in the same proportion that premiums are allocated.

SEPARATE ACCOUNT

The Separate Account named in the policy data pages will be used to support the operation of this policy and certain other variable life insurance policies we may subsequently offer. We will not allocate assets to the Separate Account to support the operation of any contracts or policies that are not variable life insurance.

We own the assets in the Separate Account. However, these assets are not part of our general account. Income, gains and losses, whether or not realized, from assets allocated to the Separate account will be credited to or charged against the account without regard to our other income, gains or losses.

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is also subject to laws of the Commonwealth of Virginia which regulate the operations of insurance companies incorporated in Virginia. The investment policy of the Separate Account will not be changed without the approval of the Insurance Commissioner of the Commonwealth of Virginia. The approval process is on file with Insurance Commissioner of the state in which this policy was delivered.

The Separate Account is divided into Investment Subdivisions. The Investment Subdivisions are named in the policy data pages. We reserve the right to remove any Investment Subdivisions of the Separate Account, or to add new Investment Subdivisions. Each Investment Subdivisions of the Separate Account will invest in shares of a mutual fund, or of a portfolio of a series type of mutual fund named in the data pages. You determine the percentage of premiums which will be allocated to each Investment Subdivision.

The policyowner will share only the income, gains and losses of the Investment Subdivisions to which his premium payments have been allocated.

That portion of the assets of the Separate Account which equals the reserves and other policy liabilities of the policies which are supported by the Separate Account will not be charged with liabilities arising from any other business we conduct. We have the right to transfer to our general account any assets of the Separate Account which are in excess of such reserves and other policy liabilities.

We also have the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a mutual fund portfolio that are held by the Separate Account or that the Separate Account may purchase. We reserve the right to eliminate the shares of any portfolio named in the data pages, and to substitute shares of another portfolio, if the shares of the portfolio are no longer available for investments, or if in our judgement further investment in the portfolio should become inappropriate in view of the purposes of the Separate Account. In the event of any substitution or change, we may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change.

We also reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term Separate Account as used in this policy, shall then mean the Separate Account to which the assets were transferred.

When permitted by law, we also reserve the right to:

           (a) deregister the Separate Account under the direction of a committee;
           (b) manage the Separate Account under the direction of a committee;
           (c) restrict or eliminate any voting rights of policyowners, or other persons who have voting rights as to Separate Account; and
           (d) combine the Separate Account with other separate accounts.

We will value the assets of the Separate Account each business day.

If you object to a material change in the Investment policy of the Separate Account or any Investment Subdivision, you have the right to exchange this policy for a fixed benefit policy. No evidence of insurability will be required. We will notify you of the options available, and the procedures to follow if you decide to make an exchange. You must make an exchange within sixty days after the change in investment policy becomes effective. There will always be one policy available for exchange.

Unit Value

Each Investment Subdivision has a Unit Value. When premiums or other amounts are transferred into an Investment Subdivision, a number of Units are purchased based on the subdivision's Unit Value as of the end of the valuation period during which the transfer is made. Likewise, when amounts are transferred out of an Investment Subdivision, Units are redeemed in a similar manner.

For each Investment Subdivision, the Unit Value for the first valuation period was $10.00. The Unit Value for each subsequent period is the Net Investment Factor for that period, multiplied by the Unit Value for the immediately preceding period. The Unit Value for a valuation period applies to each day in the period.

Each valuation period includes a business day and any non-business day or consecutive non-business days immediately preceding it. Assets are valued at the close of the business day. A business day is any day the New York Stock Exchange is open for trading, or any day in which there is a material change in the value of the assets in the Separate Account.

Each Investment Subdivision has its own Net Investment Factor. In the following definition, "Assets" refers to the assets in each Investment Subdivision. "Any amount charged against the Separate Account" refers to those accounts that are allocated to each Investment Subdivision.

The Net Investment Factor for a valuation period is (a) divided by (b), minus
(c), where:

          (a) is (1) the value of the assets at the end of the preceding valuation period, plus (2) the investment income and capital gains, unrealized, credited to those assets at the end of the valuation period for which the net investment factor is being determined, minus
           (3) the capital losses, realized or unrealized, charged against those assets during the valuation period, minus (4) any amount charged against the Separate Account for taxes,
 or
           any amount we set aside during the valuation period as a provision for taxes attributable to the operation or maintenance of the Separate Account; and
           (b) is the value of the assets at the end of the preceding valuation period; and
           (c) is a factor representing the charge for mortality and expense risks we assume and an administration charge. The annual rate for these charges is shown on the policy data pages.

We will value the assets in the Separate Account at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Transfers

You may transfer amounts among the Investment Subdivisions of the Separate Account by sending a written request to us at our home office. We reserve the right to limit the number oftransfers if it is necessary for the policy to continue to be treated as a life insurance policy by the IRS. The transfer will be effective as of the end of the valuation period during which we receive your request at our home office. The first transfer in each calendar month will be made without a transfer charge. Thereafter, each time amounts are transferred a transfer charge will be imposed. This transfer charge is shown in the policy data pages. When we make transfers, the cash value on the date of the transfer will not be affected by the transfer except to the extent of the transfer charge. The transfer charge will be taken from the amount transferred.

OPTIONAL PAYMENT PLANS

The proceeds will be paid in one lump sum. Subject to the rules stated below, any part of the proceeds can be left with us and paid under a payment plan. Any amount left with us will be transferred to our general account. During the insured's life, you can choose a plan. A beneficiary can choose a plan if you have not chosen one at the insured's death.

There are several important payment plan rules:

           * The payee under a plan cannot be a corporation, association or fiduciary.
           * If you change a beneficiary, your plan selection will not longer be in effect unless you request that it continue.
           * A choice or change of a plan must be sent in writing to our home office.
           * The proceeds applied under a plan must be at least $10,000.
           * The amount of each payment under a plan must be least $50.
           * Payments under Plans 1, 2, 3, or 5 will begin on the date of the insured's death or on surrender. Payments under Plan 4 will begin at the end of the first interest period after the date proceeds are otherwise payable.

Plan 1. Life Income. We will make equal monthly payments for a guaranteed minimum period. If the payee lives longer than the minimum period, payments will continue for his or her life. The minimum period can be 10, 15, or 20 years. Payments will be according to the table below. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies before the end of the guaranteed period, the amount of remaining payments for the minimum period we discounted at a yearly rate of 3%. The discounted amounts will be paid in one sum to the payee's estate unless otherwise provided.


                                           Plan 1 Table

Monthly payment rates for each $1,000 of proceeds under Plan 1.
-------------------------------------------------------------------------------------------------------------------------------
                 Male Payee                Female Payee                          Male Payee               Female Payee
          -------------------------  --------------------------           -------------------------  -------------------------
Age of                                                          Age of
Payee     10       15       20       10       15       20       Payee     10       15       20       10       15       20
Nearest   Years    Years    Years    Years    Years    Years    Nearest   Years    Years    Years    Years    Years    Years
Birthday  Certain  Certain  Certain  Certain  Certain  Certain  Birthday  Certain  Certain  Certain  Certain  Certain  Certain
--------  -------  -------  -------  -------  -------  -------- --------  -------  -------  -------  -------  -------  -------
  20       $3.04    $3.03    $3.03    $2.95    $2.95    $2.95      65     $6.28     $5.76    $5.18    $5.71    $5.41    $5.02
  25        3.15     3.15     3.14     3.05     3.04     3.04      66      6.45      5.87     5.23     5.86     5.52     5.08
  30        3.30     3.30     3.29     3.17     3.16     3.16      67      6.63      5.97     5.28     6.02     5.63     5.14
  35        3.49     3.48     3.46     3.32     3.31     3.30      68      6.81      6.07     5.32     6.19     5.74     5.19
  40        3.73     3.71     3.68     3.50     3.49     3.48      69      6.99      6.16     5.36     6.37     5.85     5.24
  45        4.04     4.00     3.93     3.75     3.73     3.70      70      7.18      6.26     5.39     6.55     5.96     5.29
  50        4.43     4.35     4.23     4.06     4.02     3.97      71      7.37      6.34     5.42     6.73     6.06     5.33
  51        4.52     4.43     4.29     4.13     4.09     4.03      72      7.56      6.42     5.44     6.93     6.16     5.37
  52        4.62     4.51     4.36     4.20     4.16     4.09      73      7.76      6.50     5.46     7.12     6.26     5.40
  53        4.71     4.59     4.42     4.29     4.23     4.15      74      7.95      6.57     5.47     7.32     6.35     5.43
  54        4.81     4.68     4.49     4.37     4.31     4.22      75      8.13      6.63     5.49     7.52     6.44     5.45
  55        4.92     4.76     4.55     4.46     4.39     4.29      76      8.31      6.68     5.49     7.72     6.51     5.47
  56        5.03     4.85     4.62     4.56     4.48     4.36      77      8.48      6.72     5.50     7.92     6.58     5.48
  57        5.15     4.95     4.69     4.66     4.57     4.43      78      8.63      6.75     5.50     8.12     6.64     5.49
  58        5.27     5.04     4.76     4.77     4.66     4.50      79      8.78      6.78     5.51     8.31     6.69     5.50
  59        5.39     5.14     4.82     4.88     4.76     4.58      80      8.91      6.81     5.51     8.49     6.74     5.50
  60        5.53     5.24     4.89     5.00     4.86     4.65      81      9.03      6.82     5.51     8.66     6.77     5.51
  61        5.67     5.34     4.95     5.13     4.96     4.73      82      9.14      6.84     5.51     8.82     6.80     5.51
  62        5.81     5.45     5.01     5.26     5.07     4.80      83      9.23      6.85     5.51     8.96     6.82     5.51
  63        5.96     5.55     5.07     5.40     5.18     4.87      84      9.31      6.86     5.51     9.09     6.84     5.51
  64        6.12     5.66     5.13     5.55     5.29     4.95      85 &    9.38      6.86     5.51     9.20     6.85     5.51
                                                                   over
-------------------------------------------------------------------------------------------------------------------------------

Values for ages not shown will be furnished upon request.

Plan 2. Income or a Fixed Period. We will make equal periodic payments for a fixed period, not longer than 30 years. Payments can be annual, semi-annual, quarterly or monthly. Payments will be made according to the table below. Guaranteed amounts payable under this plan will earn interest at 3% compounded yearly. We may increase the interest and the amount of any payment. If the payee dies, the amount of the remaining guaranteed payments will be discounted to the date of the payee's death at a yearly rate of 3%. Discounted means we will deduct the amount of interest each remaining payment would have earned had it not been paid out yearly. The discounted amount will be paid in one sum to the payee's estate unless otherwise provided.

                                 Plan 2 Table

Monthly Payment rates for each $1,000 of proceeds under Plan 2.

-------------------------------------------------------------------------------------------------------------------------
Years       1       2       3       4       5       6       7       8       9     10     11     12     13     14     15
Payable
-------------------------------------------------------------------------------------------------------------------------
Monthly  $84.47  $42.86  $28.99  $22.06  $17.91  $15.14  $13.16  $11.68  $10.53  $9.61  $8.86  $8.24  $7.71  $7.26  $6.87
Payment
=========================================================================================================================
Years      16      17      18      19      20      21      22      23      24     25     26     27     28     29     30
Payable
-------------------------------------------------------------------------------------------------------------------------
Monthly   $6.53   $6.23   $5.96   $5.73   $5.51   $5.32   $5.15   $4.99   $4.84  $4.71  $4.59  $4.47  $4.37  $4.27  $4.18
Payment
-------------------------------------------------------------------------------------------------------------------------

Annual, semi-annual or quarterly payments are determined by multiplying the monthly payment by $11.838, 5.963 or 2.992, respectively.

Plan 3. Income of a Definite Amount. We will make equal periodic payments of a definite amount. Payments can be annual, semi annual, quarterly or monthly. The amount paid year must be at least $120 for each $1,000 of proceeds. Payments will continue until the proceeds are exhausted. The last payment will equal the amount of any unpaid proceeds. Proceeds will earn interest at 3% compounded yearly. We may increase the interest rate. If we do, the payment period will be extended. If the payee dies, the amount of the remaining proceeds with earned interest will be paid in one sum to his or her estate unless otherwise provided.

Plan 4. Interest Income. We will make periodic payments of interest earned from the proceeds left with us. Payments can be annual, semi-annual, quarterly or monthly, and will begin at the end of the first period chosen and will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. If the payee dies, the amount of remaining proceeds and any earned but unpaid interest will be paid in one sum to his or her estate unless otherwise provide.

Plan 5. Joint Life and Survivor Income. We will make equal monthly payments to two payees for a guaranteed minimum of 10 years. Each payee must be at least 35 years old when payments begin. The guaranteed amount payable under this plan will earn interest at 3% compounded yearly. We may increase the interest rate and the amount of any payment. Payments will continue as long as either payee is living. If both payees die before the end of the minimum period, the amount of the remaining payments for the 10 year period will be discounted at a yearly rate of 3%. The discounted amount will be paid in one sum to the survivor's estate unless otherwise provided.

                                 Plan 5 Table

Monthly payment rates for each $1,000 of proceeds under Plan 5.

-----------------------------------------------------------------------------------------------------------
   Male Age                                              Female Age Nearest Birthday
                   ----------------------------------------------------------------------------------------
Nearest Birthday    35      40      45      50      55      60      65      70      75      80    85 & Over
-----------------------------------------------------------------------------------------------------------
       35          $3.13   $3.21   $3.28   $3.34   $3.38   $3.42   $3.45   $3.47   $3.48   $3.48    $3.49
       40           3.18    3.28    3.38    3.47    3.55    3.61    3.66    3.69    3.71    3.72     3.73
       45           3.22    3.34    3.47    3.60    3.72    3.82    3.90    3.96    4.00    4.02     4.03
       50           3.25    3.39    3.55    3.72    3.90    4.05    4.19    4.29    4.36    4.40     4.42
       55           3.27    3.43    3.62    3.83    4.06    4.29    4.50    4.66    4.78    4.86     4.90
       60           3.29    3.46    3.66    3.91    4.19    4.50    4.81    5.07    5.28    5.42     5.49
       65           3.30    3.48    3.70    3.97    4.30    4.69    5.11    5.50    5.84    6.09     6.22
       70           3.30    3.49    3.72    4.01    4.38    4.83    5.36    5.90    6.42    6.83     7.07
       75           3.31    3.50    3.73    4.04    4.42    4.92    5.54    6.22    6.93    7.54     7.93
       80           3.31    3.50    3.74    4.05    4.45    4.97    5.64    6.41    7.27    8.07     8.61
    85 & over       3.31    3.50    3.74    4.05    4.46    4.99    5.69    6.51    7.45    8.36     9.01
-----------------------------------------------------------------------------------------------------------

Figures for intermediate ages, for two males or two females will be furnished upon request.

GENERAL INFORMATION

Limits on Contesting this Policy

We rely on statements in the application for this policy. In the absence of fraud, they are considered representations and not warranties. We can contest this policy or an increase in the Specified Amount if:

           * any material misrepresentation of fact was made in the application or in a supplemental application; and
           * a copy of the application was attached to this policy when issued or was made a part of the policy when a change in coverage went into effect.

With respect to the original Specified Amount, we will not contest this policy after it has been in effect during the insured's life for two years from the policy date. With respect to increases in the Specified Amount, we will not contest an increase in the Specified Amount after that increase has been in effect during the insured's life for two years from the effective date of the increase.

Suicide

If the insured commits suicide, while sane or insane, within two years of the policy date, we will limit the death benefit. The limited death benefit will equal the initial premium plus any additional premiums paid on the policy that were not required by an increase in coverage.

If the insured commits suicide, while sane or insane, within two years after an increase in the Specified Amount was effective, we will limit the death benefit payable with respect to the increase. The death benefit thus limited will equal the additional premium payment required for the increase.

Exchange Provision

During the first 24 policy months, you have the right to exchange this policy for a permanent fixed benefit policy. We will not require evidence of insurability. If you decide to make an exchange, we will notify you of the policies available for exchange and the procedures to follow. The amount of the new policy will be the Specified Amount of this policy on the date of exchange.

The new policy will have the same policy date, sex issue age and premium class as this policy. The new policy will include such riders and incidental benefits as were included in this policy, if such riders and incidental benefits are available with the new policy.

The exchange is subject to an equitable adjustment in payments and cash values to reflect variances, if any, in the payments and cash values under the existing policy and the new policy.

Misstatement of Age or Sex

If the insured's age or sex was misstated in the application, the proceeds will be adjusted. The adjusted proceeds will be the greater of (a) and (b), where:

           (a) is the Specified Amount, including any increases in coverage, which should have been issued at the insured's true age or sex for the premiums paid to make coverage effective; and
           (b) is the cash value on the date of death multiplied by the corridor percentage for the insured's true attained age on the date of death.

Annual Statement

Within 30 days after each policy anniversary, we will send you an annual statement. The statement will show the amount of death benefit payable under the policy, the cash value, the surrender value, and policy debt as of the policy anniversary. The statement will also show premiums paid and charges made during the policy year.

Nonparticipating

This policy does not participate in our divisible surplus. No dividends are payable.

Written Notice

Any written notice to us should be sent to our home office at 6610 West Broad Street, Richmond, Virginia 23230. Please include the policy number and the insured's full name.

Any notice we send you will be sent to your address shown in the application. You should request an address change form if you move.

Calculation of Values

The maximum cost of insurance rates are based on the Commissioner's 1980 Standard Ordinary Mortality Table.

If the Net Investment Factor is always equivalent to an effective annual interest rate of 4.5%, the cash values in this policy will always at least equal the cash values required of an equivalent general account policy by the law where this policy was delivered. A detailed statement of how we calculate the values in this policy has been filed with the insurance department where this policy was delivered.